EXHIBIT 10.21
MONEY PURCHASE DEFERRED COMPENSATION AGREEMENT

AGREEMENT entered into as of 1st day of September, 1987 between Clyde Savings and Loan Association of Clyde, North Carolina a domestic Corporation having its principal office in Clyde, North Carolina (hereinafter referred to as the Association) and Freeman E. Broadwell of Clyde, North Carolina (hereinafter referred to as the Director).

WITNESSETH;

WHEREAS, the Director is rendering valuable service and it is the desire of the Association to have the benefit of his continued loyalty and service and also to assist him in providing for the contingencies of retirement and death; and

WHEREAS, the Director hereby agrees to defer such fees paid to him as he and the Association shall from time to time agree upon;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto mutually agree as follows:

SECTION 1. DEFERRED COMPENSATION ACCOUNT:

A.  Amount  of Deferral As of the effective date of this Agreement, the Association will compensate the Director for his services with the Director electing to defer any or all of such compensation as he and the Association shall from time to time agree upon, provided however that any agreement to defer compensation must he made before any such compensation so deferred is earned. The amount of current and deferred compensation may be adjusted by the parties hereto from time to time without altering the terms of this Agreement. The deferred compensation will be controlled by the terms of this Agreement and will equal whatever amount the Director and the Association may agree upon, which amount will be credited in accordance with Subsection I. B. below.

B.  Accounts and Credits:  The Association will create and credit to a special account on its books (hereinafter referred to as ‘‘the Account”), the amount of deferred compensation specified in Subsection I.A. above.

C.  Authorized Investments: The amount so credited to the Account may or may not be invested by the Association to the extent permitted by its Charter and the applicable laws of the State of North Carolina, from time to time, in such proportion and in such amounts as the Association, in its sole discretion sees fit, including, but not limited to, investments in life insurance, mutual funds and annuity contracts. The Association may invest any partial amounts, or riot invest any amounts, as it sees fit.

D.  Identification of Account Investments: Investments made by the Association with the amounts credited to the account are or will be described by the Association in Supplement “A” to this Agreement (which is hereinafter referred to as the “List” and is hereby made a part of this Agreement), and investments held by the Association will be deemed made by the Association with the amounts credited to the Account only if, and so long as, they are and continue to be described in the List. The Association, may, in its sole discretion, add to and remove investments from the List at any time, except that the Association may add only those investments which it specifically purchases for the purpose of investing the amounts in the Account and the Association may not remove investments from the List except by their sale or liquidation.

E.  Investment Income and Losses: The Account will also be increased by the net amount, if any, of all income and gains realized by the Association from investments on the List prior to the date the first deferred installment is paid under Section II of this Agreement, and the Account also will be decreased by the net amount, if any, of all losses realized from such investments prior to such date and by the amount of all administrative expenses incurred prior to such date in the management of the amount in the Account.

F.  Status of Investments: All investments made by the Association or its agent under this Section I will be deemed made solely for the purpose of aiding the Association in measuring and meeting its obligations under this Agreement.  The Association will be named sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments.  The terms of this Agreement place no obligation upon the Association to invest or to continue to invest any portion of the amount in the Account, to invest or continue to invest in any specific assets, to liquidate any particular investment, or to apply in any specific manner proceeds from the sale, liquidation or maturity of any particular investment. Finally, nothing stated herein will cause such investments to be treated as anything but general assets of the Association, nor will anything stated herein cause such investments to represent the vested, secured, or preferred interest of the Director or his beneficiaries designated in Subsection II. C. of this Agreement (hereinafter referred to as the “beneficiaries”).

SECTION II.  TERMINATION BENEFITS:

A.  Valuation of Account:  Prior to the day the first installment is paid under the provisions of this Section II, all investments described on the List will, for the purpose of this Agreement, be carried at cost until they are sold or liquidated, at which time the Account will be adjusted to reflect any gains or losses realized.  Then, on the day the first installment is paid the Association will make the following adjustments:

1.
The Account will be adjusted in accordance with Subsection I.E. of this Agreement to reflect those transactions involving investments on the List which occurred on or before such valuation date and for which no adjustment has yet been made under said subsection.

2.
The Account will be similarly adjusted to reflect all income, gains and losses not yet realized from the investment on the List, but which would be realized if such investments were sold or liquidated on such date.  The sale or liquidation value of any such investment on such date (where the investment is not actually sold or liquidated) will be assumed to be the redemption or liquidation value which would be paid by the obligator, as stated in the instrument evidencing the investment, if such investment were actually surrendered for cash to the obligator on such date.  In the absence of such a stated redemption or liquidation value the fair market value of the investment as ascertained by an independent appraiser will be used. Under no circumstances, however, will the value of any investment be reduced because of any loan made or encumbrance placed upon the investment by The Association.

B.  Retirement Before Death

1.
Installment Period:  In the event the Director’s Directorship with the Association terminates for any reason other than the death of the Director, then beginning on the Director’s 65th birthday, or upon the subsequent termination of his Directorship, should the Director terminate his Directorship after his 65th birthday the Association will commence to pay the Director retirement benefits in monthly installments over a ten (10) year period.

2.
Size of Installment:  Installments shall be paid to the Director in monthly installments of substantially equal amounts, an amount equal to the fair market value of the assets in the Account as of the installment date, divided by the sum of the present installment and the future installments remaining.  Each monthly installment shall include the earnings on the remaining balance until the Account shall have been paid out in full.  Notwithstanding the foregoing, the total amount payable to the Director shall be appropriately increased or decreased as the case may be, but not more than semi-annually, to reflect the appreciation in value and the net income or loss on the funds which remain vested in the Account.

3.
Death After Retirement:  In the event the Director dies after becoming entitled to receive the above specified installments (except for the six-month waiting period) but before any or all of such installments and gains realized have been paid the Association will pay or will continue to pay said unpaid amounts or the unpaid balance of said amounts guaranteed in Paragraph II.B.I to _________, or if said beneficiary is deceased, then payments shall be paid to the person or persons directed to under the Director’s Last Will and Testament or, in the absence of such a duly executed and probated Will, to the estate of the Director.

C.           Termination Because of Death:  In the event the Director’s Directorship with the Association terminates because of the Director’s death, then, beginning on a date to be determined by the Association, but no sooner than the day after and no later than six (6) months following such termination, the Association will commence to pay __________ or if decased, the beneficiaries designated below, termination benefits in such a manner as it in its sole discretion may determine until all funds in the account are exhausted.  Benefits will be paid, in the event ________________ predeceases the Director, to such persons as may be designated in a duly executed and probated Will of the Director or, in the absence of such a duly executed and probated Will, to the estate of the Director.

The beneficiaries named herein may be changed at any time and from time to time by the Director, with the agreement of the Association, by written amendment to this Agreement. The Association will not unreasonably withhold its agreement to change the beneficiary designation.

SECTION III.  Forfeiture Provisions:

A.           During the period the retirement benefit is payable to the Director under Section II of this Agreement, the Director shall not engage in business activities which are in competition with the Association without first obtaining the written consent of the Association.

B.           During the period the retirement payment is payable to the Director under Section II of the Agreement, the Director shall be available to render consulting services to the Association upon request by an officer of the Association, but such requests shall not be made more frequently than once each month.  The Director shall not be considered to have breached this condition if he is unable to consult because of his mental or physical disability.

C.           Payment of the retirement benefit under this Agreement may be terminated by the Association, if the Director fails to comply with either of the conditions set forth in Paragraph (A) and (B) of this Section III.

SECTION IV.  General Provisions:

A.           Except as otherwise provided by this Agreement, it is agreed that neither the Director, nor his beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

B.           The benefits payable under this Agreement shall be independent of, and in addition to, any other employment agreements that may exist from time to time between the parties hereto, concerning any other compensation payable by the Association to the Director whether as salary, bonus, or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Association to discharge the Director or restrict the right of the Director to terminate his Directorship.

C.           The rights of the Director under this Agreement and of any beneficiary of the Director shall be solely those of an unsecured creditor of the Association. Any asset acquired by the Association in connection with the liabilities assumed by it hereunder, shall not be deemed to be held under any trust for the benefit of the Director or his beneficiaries or to be considered security for the performance of the obligations of the Association but shall be, and remain, a general, unpledged, unrestricted asset of the Association.

D.           The Association hereby reserves the right to accelerate the payments specified in Section II, above without the consent of the Director, his estate, beneficiaries, or any other person claiming through or under him.

E.           The Association agrees that it will not merge or consolidate with any other Association or organization, or permit its business activities to be taken over by any other organization unless and until the succeeding or continuing Association or other organization shall expressly assume the rights and obligations of the Association herein set forth.  The Association further agrees that it will not cease its business activities or terminate its existence other than as heretofore set forth in this Section, without having made adequate provision for the fulfilling of its obligations hereunder.

F.           This Agreement may be revoked or amended in whole or, in part by a writing signed by both of the parties hereto.

G.           This Agreement shall be subject to and construed under the laws of the State of North Carolina.

IN WITNESS THEREOF, the said Association has caused this Agreement to be signed in its Corporate name by its duly authorized officer, and impressed with its Corporate seal, attested by its Secretary, and the said Director has hereunto set his hand and seal, all on the day and year first above written.

Clyde Savings and Loan Association

By Milton Brown (Seal)
Vice Chairman

Freeman E. Broadwell (Seal)
(The Director)

ATTEST:

Peggy C. Melville

WITNESS: Peggy C. Melville

AMENDMENT TO

MONEY PURCHASE DEFERRED COMPENSATION AGREEMENT

BY AND BETWEEN

FREEMAN EDWARD BROADWELL, JR. (DIRECTOR)

AND

CLYDE SAVINGS BANK

(FORMERLY KNOWN AS CLYDE SAVINGS AND LOAN ASSOCIATION)

(ASSOCIATION)

DATED

SEPTEMBER 1, 1987

As allowed in Section II, Termination Benefits, Article C (Termination Because of Death), of the above referenced Money Purchase Deferred Compensation Agreement, I hereby request that the beneficiary named in Article B3 (Death After Retirement) and Article C (Termination Because of Death) be changed from _________ to:

TRUSTEE UNDER TRUST HELD PURSUANT TO ARTICLE V OF MY LAST  WILL & TESTAMENT, IF SUCH TRUST DOES NOT EXIST MY CHILDREN,  __________________,  WHO SURVIVE ME, TO BE DIVIDED WITH SUCH EQUALLY OR TO HIS  OR HER THEN LIVING ISSUE IF ANY PER STRIPES

Name of Spouse:	None

Peggy C. Melville		/s/ Freeman Edward Broadwell, Jr.
Witness		Signature of Director

February 14, 1992
Date

Agreed to by:

CLYDE SAVINGS BANK

	BY:	/s/ Dana L. Stonestreet
	TITLE:	Senior Vice President
	DATE:	2-14-92